Exhibit 23.2

Faegre Drinker Biddle Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis Minnesota 55402-3901 Phone +1 612 766 7000 Fax +1 612 766 1600

April 30, 2020

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94104

Ladies and Gentlemen:

We have acted as tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the preparation and filing of registration statements on FormS-3, File Nos. 333-236148 and 333-216234 (the “Registration Statements”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance from time to time of debt securities.

We hereby consent to the reference to us under the headings “United States Federal Income Tax Considerations” or “U.S. Federal Income Tax Considerations” in any pricing supplement or prospectus supplement relating to the offer and sale of any particular debt securities prepared and filed by the Company with the Securities and Exchange Commission pursuant to the Registration Statements on this date, on any future date or on any prior date. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Lisa R. Pugh
Lisa R. Pugh